Exhibit 10.17
Protandim Exclusive Manufacturing Agreement
     This Agreement dated January 28th_2005 between The Chemins Company, Inc., located at 1835 E. Cheyenne Road, Colorado Springs, CO 80906, (“Chemins”) and Lifeline Therapeutics, Inc. located at 6400 S. Fiddlers Green Circle, Suite 1750, Englewood, CO 80111 (“Lifeline”), collectively, (the “Parties”).
The parties wish to enter into an exclusive manufacturing arrangement for Protandim and agree to the exclusive relationship as follows:
1.	The Lifeline agrees to purchase Protandim exclusively from Chemins contingent on Chemins meeting the planned manufacturing volume and other items as listed in the executed Manufacturing Agreement.

2.	If Chemins is unable to meet the required volume they will be given a chance to remedy the deficiency before Lifeline utilizes another manufacturer.

3.	Chemins agrees to dedicate manufacturing capacity exclusively to Lifeline and to meet scheduled manufacturing demands.

4.	Chemins agrees to provide volume pricing and to work cooperatively with Lifeline to meet manufacturing requirements.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

The Chemins Company, Inc.		Lifeline Therapeutics, Inc.

Signature:	/s/ Amy Dowd Mitchell	Signature:

By:	Amy Dowd Mitchell	By:

Title:	V.P. Sales & Marketing	Title:

1

MANUFACTURING AGREEMENT
     This Agreement, made this 26 day of February 2004 between The Chemins Company, Inc. (“Chemins”), 1835 E. Cheyenne Road, Colorado Springs, Colorado 80906 and LifeLine Nutraceuticals Inc Located at: 6367 S Jamaica CT, Englewood Co 80111 (“Customer”);
     WHEREAS, Customer intends to distribute a line of dietary supplement products and wishes to have Chemins manufacture such products; and
     WHEREAS, Chemins wishes to manufacture the products for Customer pursuant to the terms and conditions contained in this Agreement.
     NOW, THEREFORE, for the consideration expressed in this Agreement, It Is Hereby Agreed;
     1. PRODUCTS: The products covered by this Agreement are those products as submitted and agreed upon in accordance with a purchase order as stated in paragraph 3.2. If Customer wishes to add other products to its product line during the term of the Agreement those new products shall be covered by this Agreement provided that the parties mutually agree to their pricing structure, specifications, and production schedule.
     2. TERM: The term of this Agreement is continuous. It commences on the date of this Agreement as set out above.
     3. MANUFACTURING PROVISIONS:
          3.1 Chemins agrees to manufacture the products in accordance with the agreed upon formulation and specifications in a workmanlike manner. Additionally, Chemins promises that (A) the ingredients and other items which it supplies for the products will be of such quality that they will pass without objection in the dietary supplement industry; and (B) in the case of finished product, each item (such as a capsule or tablet) will be of superior quality. Manufacturer shall make it best efforts to fill orders in the time frame quoted on the Manufacturing Quotation.
          3.2 Purchase orders shall be used whenever possible by a Customer when placing a manufacturing order with Chemins. Each of those orders should, at a minimum, identify the product ordered, the quantity to be manufactured, any special labeling, quality, manufacturing, packaging, delivery requirements and shipping requirements, and should allow a minimum three week lead time or the time quoted on the Manufacturing Quote. Customer agrees that Chemins will not be bound by any preprinted language on purchase orders used by Customer and will only be bound by the language on those orders which reflects the information called for in this paragraph 3.2. See paragraph 10.5 for rights and obligations upon termination.
          3.3 If the Customer wishes to initiate any product changes, whether before or after the manufacturing process has begun for those products, Chemins has the right for a period of ten days after receiving those requested changes to determine whether it can or wishes to manufacture such products. If Chemins is unable to or does not wish to manufacture the products with those changes, it will inform the Customer within the ten day period. If the parties are unable to agree to the terms regarding the product changes, Customer shall have the right to have such products manufactured by someone other than Chemins.
          3.4 Chemins is responsible for the maintenance and storage of materials and ingredients for the products and Work in Progress [WIP] inventory. Chemins will keep an accurate record of the receipt, use, and disposition of all property used in the manufacture of the products. That record will include “shop orders”, Certificates of Analysis from its suppliers, and shipment records.
          3.5 Manufacturer (Chemins) shall obtain in a reasonable time after the request is made, at its own expense, casualty and theft insurance covering property owned by Customer while in the possession of Chemins as well as product liability insurance.
          3.6 At any time during normal business hours, but not more frequently than one time per week, Customer may inspect and copy the books, records and other documents of Chemins relating to the receipt and disposition of all of Customer’s property in the possession of Chemins. Chemins will give Customer access to its premises for such purposes. Customer shall conduct such inspections in a manner that does not interfere with other ongoing operations of Chemins.
          3.7 Chemins will adhere to all governmental regulations, certifications, or registration with respect to dietary supplements as they pertain to the manufacturing facility [i.e. physical plant].
          3.8 In the case of Customer supplied ingredients, Customer agrees to provide Chemins a Certificate of Analysis with respect to each ingredient, each combination of ingredients and each product furnished in finished form (e.g. tablet or capsule) to Chemins by Customer. Each of those certificates shall be delivered along with the ingredient of product furnished to Chemins. Customer guarantees to Chemins that each representation on that certificate is true. Customer understands that Chemins will be relying on that information when and as it undertakes its manufacturing obligations pursuant to paragraph 3.1. The certificate shall not contain any language which limits or disclaims Customer’s guarantee or liability and, to the extent it does Customer now agrees that any such limitation or disclaimer shall be of no effect.
     4. ENFORCEMENT AND PRODUCT ACTIONS: Each party shall notify the other immediately of any enforcement action, including any Warning Letter issued by the FDA to either of them, and of any product liability claim which involves the products. This applies to action or threatened action by local, state, or federal entity or by private party or entity.
     5. PRICING: The pricing for the manufacturing provided by Chemins shall be as agreed upon by Customer and Chemins at the time of the submission of a purchase order in accordance with paragraph 3.2. Those prices shall be effective from the date of this Agreement for 12 months; however, if the cost of acquisition to Chemins for the raw ingredients or other material needed to manufacture the products increases during the procurement of material for an in-process purchase order, Chemins is entitled to pass along that increase to Customer. Price change notice will be given once all “in-process” orders are complete and the Customer will be allowed to decide to accept the price change.
     6. PAYMENT TERMS: New Customers without approved credit agree to pay 50% of each Purchase Order upon the delivery of that order to Chemins and the other 50% prior to Chemins’ shipment of the products. After Customer establishes a credit history satisfactory to Chemins, Chemins will allow Customer to pay, on a “net” basis, within 30 days from the invoice date which will be the date of shipment. However, in any event, if Customer’s Account Receivable with Chemins exceeds their established credit limit, or if any invoices become over 30 days old, Chemins reserves the right to charge 18% APR interest on balance due and to discontinue immediately, its performance of any and all obligations under this Agreement until Customer arranges with Chemins, in its sole discretion, suitable payment provisions.
     7. EXCLUSIVE OWNERSHIP OF PRODUCTS AND TECHNOLOGY
          7.1 Customer has developed and owns the products and formulations for the products and all patents, trademarks, copyrights and related goodwill with respect to the products, formulations and Customer’s business.
          7.2 Returned Goods: No returned goods will be accepted unless the reason for the return is a quality issue. Any products that are returned to the Chemins Company for any reason shall have pre-authorization prior to return. All return materials must be in their original containers and must have all original labels intact. Returned goods must also be shipped back in the original shipping container.
          7.2 Customer has developed and owns trademarks, copyrights, and any related goodwill.
          7.3 Nothing contained in this Section 7 shall be adverse to any Uniform Commercial Code [the “UCC] or other rights Chemins has or may have in inventory, tools, dies, or other property for which amounts remain owing to Chemins by Customer.
     8. CONFIDENTIALITY: Other than as may be required by any applicable law, government order or regulation, or by order or decree of any court of competent jurisdiction, neither party shall divulge or announce, or in any manner disclose to any third party, any confidential information or matters revealed to the other party or any of the terms and conditions of this Agreement which are specific to this Agreement. Each party shall do all such things as are reasonably necessary to prevent any such information becoming known to any parry other than the parties involved with the transaction.
     9. CHEMINS’ AND CUSTOMER’S WARRANTIES; DISCLAIMERS:
          9.1 Chemins represents that it has self funded product liability coverage, which covers Chemins and its employees against any claims, suits, losses, charges, costs, expenses (including reasonable attorney’s fees), judgments, liabilities, and damages arising out of Chemins’ manufacture of the products and any actual or alleged defects in the products. This liability coverage contains standard exclusions from coverage. It is strongly recommended that Customer will have in effect throughout the duration of this Agreement, a policy of insurance which provides product liability insurance to Customer in an amount of at least $1,000,000 per occurrence and $2,000,000 in the aggregate per policy year.
          9.2 Customer acknowledges that Chemins is disclaiming any legal responsibility for the safety and effectiveness of the products manufactured by it for Customer with respect to each product’s labeling and all non-labeling promotional material. Among other things, this means that Customer is solely liable and responsible for complying with all applicable state and federal statutes and regulations such as, but not limited to, the Federal Trade Commission Act of 1994, with respect to a product’s labeling and non-labeling promotional material. Chemins agrees that, upon a request by a Customer, it will provide information and suggestions to Customer about the formulation of a product. However, Customer understands and agrees that Customer waives any right to make or assert any type of claim against Chemins and any of its employees and agents which arises out of or is based upon such information or suggestions.
          9.3 UPC Codes: The Chemins Company is not responsible for the accuracy or function of UPC Codes placed on product labels.
          9.4 Customer agrees and guarantees to defend, indemnify and hold Chemins and its employees harmless of, from and against any injury, charges, suits, damages, costs, expenses (including reasonable attorney’s fees), judgment, penalties, claims, liabilities or losses of any kind or nature whatsoever, which may be demanded of or incurred by Chemins and its employees arising out of Customer’s association with the products. Including but not limited to, claims related to (A) the ingredients, if any, supplied by Customer; (B) the labeling of the products and non-labeling promotional material; (C) any trade secret, process, idea, method or device supplied, in any manner by Customer to Chemins; (D) the failure of the products to meet any national, state, or local laws or standards as a result of Customer conduct; or, (E) any other alleged actual or alleged wrongful action of Customer which relates to the products.
          9.5 Except for Chemins’ express warranties set out in paragraphs 3.1 and 9.1 of this Agreement, Chemins does not make and expressly disclaims and excludes any warranty, whether express or implied, including the implied warranties of merchantability and fitness with respect to the products and any component, including ingredients, of those products.
     10. TERMINATION: This Agreement may be terminated by either party upon 90 days written notice to the other. In addition, either party may terminate this Agreement due to a breach by the other:
          10.1 If Manufacturer’s (Chemins’) alleged failure is based upon paragraph 3.1 of this Agreement, Chemins shall have thirty days to cure that breach (“First Cure Period”). If such a breach remains uncured for thirty days, Customer may elect to manufacture the products that are the subject of the particular default at an alternative source; if Customer makes that election, Customer shall gives Chemins written notice of its intention to manufacture at an alternative source within 48 hours of when Customer makes that election. If the problem or issue that caused that breach is not solved or satisfied within an additional ten days (“Final Cure Period”), this Agreement may be terminated at the option of Customer. If a breach occurs due to Customer’s failure to pay timely as specified in paragraph 6., Chemins may terminate this Agreement after it has given Customer 10 days written notice and if Customer has not totally satisfied its payment obligation. If a breach by either party is in regard to any other terms of the

Agreement, the breaching party shall have 20 days to cure said breach after receipt of written notification of such failure or omission from the other .
          10.2 If Customer believes that Chemins has not shipped product on or by an agreed upon date. Customer shall immediately notify Chemins by telephone, fax, letter or personal delivery of the fact and inform Chemins of an absolute deadline for such shipment. The rights and obligations of such parties at that point shall be governed by Title 4, Article 2 of the Uniform Commercial Code.
          10.3 If a breach or anticipated breach by either party of any provision of this Agreement causes or may cause the other to default on a material obligation to a third person or entity, the non-breaching party shall promptly inform the other party of the fact in order to prevent a default on the performance owed to a third party or to minimize damages, if any.
          10.4 The termination or expiration of this Agreement shall be without prejudice to any rights or claims that a party has against the other and shall not release any party of any obligation to pay any monies that become due or owing or arose out of any transaction prior to the date of termination or expiration of this Agreement.
          10.5 Upon termination or expiration of this Agreement, Chemins shall, within 14 calendar days, provide Customer with a statement showing the quantity and description of the products, inventory, WIP, materials, and other property belonging to Customer covered by this Agreement. Customer shall have the right to take a physical inventory to ascertain or verify such statement during normal business hours. Customer shall have the right to take possession of its property after payment is made for that property. Chemins has the right to be paid within 30 calendar days of such termination’s or expiration for all finished product, WIP, labels, other labeling, packaging, and other property directly related to the products. With respect to raw ingredients which Chemins has purchased in order to perform its obligations under this Agreement, Chemins will determine whether or not it can use them for any other Customer’s products; if, in Chemins’ sole discretion, Chemins cannot do so, Customer shall pay Chemins, within 30 days of Chemins’ determination, for those raw ingredients.
     11. NO PARTNERSHIP, JOINT VENTURE OR AGENCY: Nothing contained in this Agreement shall be deemed or construed to constitute or create between the parties a partnership, joint venture or agency.
     12. FORCE MAJEURE: The parties shall be released from their respective obligations if government regulations not currently existing or other causes arising out of a state of war or other national emergency, or other causes beyond the reasonable control of the parties such as fire, earthquake, or other casualty or natural cases, renders performance of such obligations reasonably impracticable and if such event continues for a period of 60 days,
     13. COMPLETE AGREEMENT; “DAYS”: This Agreement contains all of the Agreements and understandings of the parties relating to the subject matter. It merges all prior written or oral communications between the parties. This Agreement may not be modified except by a writing signed by the party to be bound. Each reference to a day in this Agreement means a calendar day, including holidays.
     14 GOVERNING LAW AND JURISDICTION: This Agreement shall be interpreted and enforced pursuant to the laws of Colorado only. The parties agree to submit all disputes arising under or pursuant to this Agreement for resolution to the American Arbitration Association only. Any such proceeding shall be handled by the AAA’s Denver office and shall proceed pursuant to its Commercial Arbitration Rules according to its expedited rules. If either or both desire injunctive relief, the parties may file such an action in the courts of the Sate of Colorado in the county of El Paso or in the federal court located in Denver, Colorado, should federal jurisdiction exist. All claims for other types of relief, including damages, shall be decided by arbitration only; this applies even if an action for injunctive relief is filed in a court.

THE CHEMINS COMPANY, INC.		LIFELINE NUTRACEUTICALS

	Amy Dowd Mitchell		William Driscoll

	(“Chemins”)		(“Customer”)

By:	Amy Dowd Mitchell V. P. Sales & Marketing	By:	WILLIAM DRISCOLL PRESIDENT

	(“Title”)		(“Title”)

(“Individual Guarantor”)

Date Signed: 2/27/04		Date Signed: 2-26-04